EXHIBIT 16

March 5, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

To Whom It May Concern:

We have read the statements of Advanced Refractive Technologies, Inc. pertaining to our firm included under Item 4.01 of the Current Report on Form 8-K dated September 25, 2006, and agree with such statements as they pertain to our Firm. As stated on our letter to the Company dated September 25, 2006, we have not performed reviews of the Company's interim quarterly financial statements nor have we performed any other significant work since the completion of the audit of the Company's financial statements for the year ended December 31, 2005.

Sincerely,

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
------------------------------------------------------

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP